Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Employee Stock Purchase Plan of Gramercy Capital, Corp., of our reports dated March 13, 2008, with respect to the consolidated financial statements and schedules of Gramercy Capital, Corp. and the effectiveness of internal control over financial reporting of Gramercy Capital, Corp., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

March 20, 2008